Exhibit (e)(3)

October 31, 2008

Todd Modic
Senior Vice President
ING Investments, LLC
7337 E. Doubletree Ranch Road
Scottsdale, AZ  85258

Pursuant to the Amended Investment Management Agreement dated April 1, 2004 between ING Series Fund, Inc. and ING Investments, LLC (the “Agreement”) we hereby notify you of our intention to retain you as Manager to render investment advisory services to ING U.S. Government Money Market Fund (the “Fund”), a newly established series of ING Series Fund, Inc., effective October 31, 2008.  Upon your acceptance, the Agreement will be modified to give effect to the foregoing as indicated on the Amended and Restated Schedule A of the Agreement.  The Amended and Restated Schedule A, with the annual investment management fees indicated for the Fund, is attached hereto.

Please signify your acceptance to act as Manager for the Fund by signing below where indicated.

Very sincerely,

/s/ Kimberly A. Anderson

Kimberly A. Anderson
Senior Vice President
ING Series Fund, Inc.

ACCEPTED AND AGREED TO:
ING Investments, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2700 www.ingfunds.com	ING Series Fund, Inc.

AMENDED AND RESTATED SCHEDULE A

with respect to the

AMENDED INVESTMENT MANAGEMENT AGREEMENT

between

ING SERIES FUND, INC.

and

ING INVESTMENTS, LLC

Series	Effective Date	Annual Investment Management Fee (as a percentage of daily net assets)
Brokerage Cash Reserves		0.200% on first $1 billion 0.190% on next $2 billion 0.180% over $3 billion
ING 130/30 Fundamental Research Fund		0.800% on first $500 million 0.750% on next $500 million 0.700% over $1 billion
ING Alternative Beta Fund	October 22, 2008	0.750% on all assets

ING Balanced Fund		0.750% on first $500 million 0.675% on next $500 million 0.650% over $1 billion
ING Corporate Leaders 100 Fund	June 11, 2008	0.400% on all assets

ING Global Target Payment Fund	June 18, 2008	0.08% on all assets

ING Global Science and Technology Fund		1.050% on first $500 million 1.025% on next $500 million 1.000% over $1 billion
ING Growth and Income Fund		0.700% on first $250 million 0.650% on next $250 million 0.625% on next $250million 0.600% on next $1.25 billion 0.550% over $2 billion

Series	Effective Date	Annual Investment Management Fee (as a percentage of daily net assets)
ING Index Plus LargeCap Fund		0.450% on first $500 million 0.425% on next $250 million 0.400% on next $1.25 billion 0.375% over $2 billion
ING Index Plus MidCap Fund		0.450% on first $500 million 0.425% on next $250 million 0.400% on next $1.25 billion 0.375% over $2 billion
ING Index Plus SmallCap Fund		0.450% on first $500 million 0.425% on next $250 million 0.400% on next $1.25 billion 0.375% over $2 billion
ING Money Market Fund		0.400% on first $500 million 0.350% on next $500 million 0.340% on next $1 billion 0.330% on next $1 billion 0.300% over $3 billion
ING Small Company Fund		0.850% on first $250 million 0.800% on next $250 million 0.775% on next $250 million 0.750% on next $1.25 billion 0.725% over $2 billion
ING Strategic Allocation Conservative Fund		Direct Investments 0.800% on first $500 million 0.775% on next $500 million 0.750% on next $500 million 0.725% on next $500 million 0.700% over $2 billion Underlying Funds 0.08%

Series	Effective Date	Annual Investment Management Fee (as a percentage of daily net assets)
ING Strategic Allocation Growth Fund		Direct Investments 0.800% on first $500 million 0.775% on next $500 million 0.750% on next $500 million 0.725% on next $500 million 0.700% over $2 billion Underlying Funds 0.08%
ING Strategic Allocation Moderate Fund		Direct Investments 0.800% on first $500 million 0.775% on next $500 million 0.750% on next $500 million 0.725% on next $500 million 0.700% over $2 billion Underlying Funds 0.08%

ING Tactical Asset Allocation Fund	March 5, 2008	0.45% on all assets
ING U.S. Government Money Market Fund	October 31, 2008	0.35% on first $1 billion 0.325% on next $2 billion 0.30% in excess of $3 billion